UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2008

Red Hat, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-26281	06-1364380
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1801 Varsity Drive Raleigh, North Carolina	27606
(Address of principal executive offices)	(Zip Code)

(919) 754-3700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into Material Agreement with Named Executive Officer

As previously disclosed in a current report filed by Red Hat, Inc. (the “Company”) on December 20, 2007, Matthew Szulik, the Chairman of the Board of Directors (the “Board”) of the Company, resigned from his positions as President and Chief Executive Officer of the Company effective January 1, 2008. Since that time, Mr. Szulik has continued to serve as the Chairman of the Board.

Mr. Szulik and the Company have entered into a Non-Executive Chairman Agreement, dated as of February 28, 2008 (the “Chairman Agreement”) and an Executive Transition Agreement, dated as of February 28, 2008 (the “Transition Agreement”). Pursuant to the Chairman Agreement, Mr. Szulik will continue to serve as the Chairman of the Board until the end of the Company’s fiscal year ending February 28, 2009 (“Fiscal 2009”). Thereafter, the Board and Mr. Szulik may mutually agree to extend his term for an additional fiscal year. There is no limit on the number of times that the Board and Mr. Szulik may agree to extensions of his term. Mr. Szulik’s duties will include presiding over Board meetings and coordinating with the Company’s new Chief Executive Officer, James M. Whitehurst, to provide support with customer and industry relations and the open source community, provide assistance and guidance regarding the Company’s strategy and support investor relations and strategic employee recruiting and retention.

Mr. Szulik will receive $350,000 in annual cash compensation in lieu of director fees and other compensation paid to other non-employee directors. He will be eligible to receive a cash bonus for the Company’s fiscal year ending February 29, 2008 (“Fiscal 2008”), and his outstanding stock awards will continue to vest (both of which are addressed in further detail in the discussion of the Transition Agreement below). If Mr. Szulik continues as Chairman beyond the end of Fiscal 2009, his annual cash compensation will be $250,000 per year in lieu of director fees and other compensation paid to other non-employee directors. Mr. Szulik will receive an additional year’s worth of cash compensation and vesting credit for any currently outstanding stock awards in the event that he does not continue to serve as a director on account of death, disability or failure to be re-nominated or re-elected.

Pursuant to the Transition Agreement, Mr. Szulik will be eligible for a cash incentive bonus for Fiscal 2008 in an amount determined as if he had remained an officer of the Company for the entire fiscal year. His outstanding equity awards will continue to be governed by the terms of the plan pursuant to which they were granted with the following adjustments: (1) the vesting of certain Performance Share Units (“PSUs”) will no longer be based on the achievement of performance criteria but will instead be based solely on continued service with the Company using the Company’s standard four-year vesting schedule currently in effect for grants of restricted stock to the Company’s executive officers, and (2) upon a Change of Control (as defined in Mr. Szulik’s employment agreement, dated as of July 24, 2002) while Mr. Szulik continues to serve as a member of the Board, all of Mr. Szulik’s equity awards will immediately become vested.

If any amounts payable under the Chairman Agreement, Transition Agreement or any other amounts in the nature of compensation, result in the imposition of the “golden parachute” excise tax, Mr. Szulik will receive a tax gross-up payment to offset the tax liabilities created by the excise tax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: February 28, 2008	By:	/s/ Michael R. Cunningham
	Name:	Michael R. Cunningham
	Title:	General Counsel

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